PRESS RELEASE

Contact Whitestone REIT:
Anne Gregory, Vice President Marketing & Investor Relations
(713) 435 2221 ir@whitestonereit.com

Acquisitions:
Bradford Johnson, Director of Acquisitions
(713) 435-2208 bjohnson@whitestonereit.com

Whitestone REIT Acquires Village Square at Dana Park for $50.5 Million
Whitestone's Portfolio in Phoenix MSA now has 12 Community Centers with over 1 Million Square Feet of GLA

Houston, Texas, September 25, 2012 - Whitestone REIT (NYSE: WSR - “Whitestone”), a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods, announced today that it has closed on the off-market purchase of Village Square at Dana Park, a 310,979 square foot Community Center located in the Mesa submarket of Phoenix, plus six developed pads (total of 2.9 acres) and the adjacent 4.7 acre parcel of development land to add another 200,000 square feet of leasable space, for $50.5 million, or $162 per square foot. The purchase price for the Center, which has in-place cash flow, was an all-cash, all-inclusive transaction, and represents a 45% discount to estimated replacement cost.
Village Square at Dana Park is an upscale open air “lifestyle” Community Center with service retail, retail, restaurants, and office mixed-use tenants spanning a total 61 acres, prominently located in Phoenix's Southeast Valley along Val Vista Drive between the Superstition Highway (Highway 60) and Baseline Road. The 71% leased Center currently houses 50 specialty boutique, dining and daily needs service tenants. The contemporary Main Street setting features expansive palm tree lined, cobblestone paved pedestrian walkways, and eight courtyard fountains with shaded seating areas. The Center was recently named the “Best Upscale Shopping Destination in Arizona” by officialbestof.com1. The tenant mix is a balance of national and small space mom and pop retail and office services targeting the local neighborhood, while drawing traffic from adjacent communities with convenient on/off access from the adjacent freeway. Over 254,000 cars per day pass by the Center, which is highly visible, with additional signage opportunities on State Route Highway 60.
The Center is comprised of 292,714 square feet of open-air retail and service shopping space, with a second-story office space venue of 18,265 square feet. Tenants occupying the Center include AJ's Fine Foods, Barnes & Noble, Z Gallerie, Anthropologie, Coldwater Creek, Jared Galleria of Jewelers, Chico's, California Pizza Kitchen, White House Black Market, Bath & Body Works, Talbots, Ann Taylor Loft, Five Guys Burgers and Fries, RA Sushi, Sauce, and Pei Wei.

“Village Square at Dana Park was acquired in an off-market transaction, and provides in-place cash flow with an upside value-add opportunity including: the lease-up of the current 89,505 square feet of built and vacant space, six pads that could be land leases or build-to-suits, and development of an adjacent land parcel fronting Superstition Highway 60 which could add another 126,000 square feet of space to the existing 310,979 total leasable area,” said James C. Mastandrea, Whitestone's Chairman and Chief Executive Officer. “Further, because Village Square at Dana Park is in close proximity to our other Mesa/Gilbert area Community Center, Gilbert Tuscany Village, we expect to benefit from some economies of scale through our in-house management and leasing team.” Mastandrea added, “Because of the internal strength and experience of Whitestone's team of associates, the acquisition of Village Square at Dana Park was accomplished at an accelerated pace from contract to execution, through due diligence to closing in 30 days.”

Whitestone now owns over one million square feet of lease space in the greater Phoenix area in twelve Community Centers, strategically located in high traffic neighborhoods, including Village Park at Dana Square. The other Centers include Ahwatukee Plaza, The Citadel, Desert Canyon, Fountain Square, Gilbert Tuscany Village, MarketPlace at Central, Paradise Plaza, Pima Norte, The Pinnacle of Scottsdale, The Shops at Pinnacle Peak, and Terravita Marketplace. All purchases were off market and priced at a discount to current replacement cost and have a value-add component. Each of these Community Centers is in a stabilized neighborhood with strong demographics, and provides essential services to support local communities.

About Village Square at Dana Park
Village Square at Dana Park is located on the northwest corner Baseline Road and Val Vista Drive at Superstition Highway 60 in Mesa, Arizona, with a traffic count of over 254,000 cars per day. The tenant mix targeting urban families is typical of Whitestone's Driving Traffic/Driving ValueTM approach with a cohesive cross-referral service business base. Currently 71% leased with 50 retail and retail service tenants, the Center is co-anchored by AJ's Grocery, Barnes & Noble, and Z Gallerie.

Whitestone REIT (NYSE:WSR) acquired Village Square at Dana Park for $50 Million. The 310,979 square foot Community Center is prominently located on the northwest corner of Baseline Road and Val Vista Drive at Highway 60 (also known as “Superstition Highway”) in Mesa, Arizona. With this acquisition, Whitestone has now surpassed the 1,000 mark in the number of tenants housed within the Companies portfolio of Centers in Texas, Arizona, and Illinois. Visit www.whitestonereit.com for more information.

About Whitestone REIT
Whitestone REIT (NYSE:WSR) is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods.  Whitestone focuses on value-creation in its Centers, as it markets, leases and manages its Centers to match tenants with the shared needs of surrounding neighborhoods.  Operations are structured for providing cost-effective service to local service-oriented smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on consumer service including medical, education, and casual dining. The Company has over 1,000 tenants, the largest of which comprises less than 1.5% of Whitestone's rental revenues. Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The Investor Relations section of the Company's website has links to Whitestone's filings with the Securities and Exchange Commission, news releases, financial reports and investor newsletters.

Whitestone REIT Acquisitions: Whitestone REIT purchases Community Centered Properties and has worked with banks and financially distressed commercial property owners with pending loan maturities, as well as their tax advisors, estate planners and lenders to close over $175 million in Community Centered Properties in the past 24 months.

Forward-Looking Statements: Statements included herein that state Whitestone's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. Whitestone's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to Whitestone's regulatory filings with the Securities and Exchange Commission for information or factors that may impact Whitestone's performance.

1 Named “Best Upscale Shopping Destination in Arizona” in 2009 by The “BEST OF” TV Show, produced by Media World USA. www.officialbestof.com.